                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                           SYSTEMS ALTERNATIVES, INC.

                                       AND

                         NEURAL APPLICATIONS CORPORATION

                                       AND

                           THE DAVID J. JOSEPH COMPANY



                       DATED TO BE EFFECTIVE APRIL 2, 1999

                                TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----
1.       The Acquisition..........................................................................................1
         1.1          Purchase and Sale...........................................................................1
         1.2          The Assets..................................................................................1
         1.3          Excluded Assets.............................................................................3
         1.4          Assets to be Transferred by Robert B. Staib.................................................4
         1.5          Purchase Price..............................................................................4
         1.6          Royalties and Payment of Royalties..........................................................4
         1.7          Assumed Liabilities and Latent Claims.......................................................7
         1.8          Royalties, Discounts and Other Obligations..................................................8

2.       Execution of Other Agreements............................................................................9

3.       The Closing..............................................................................................9
         3.1          Place and Time..............................................................................9
         3.2          Deliveries by Seller.......................................................................10
         3.3          Deliveries by Buyer........................................................................10
         3.4          Proration..................................................................................11

4.       Representations and Warranties of Seller................................................................11
         4.1          Organization of Seller; Authorization......................................................11
         4.2          No Conflict as to Seller...................................................................11
         4.3          Consents and Approvals of Governmental Bodies..............................................12
         4.4          Other Consents.............................................................................12
         4.5          Financial Information......................................................................12
         4.6          Title to Properties; Encumbrances..........................................................12
         4.7          Inventory..................................................................................13
         4.8          Buildings, Plants and Equipment............................................................13
         4.9          No Condemnation or Expropriation...........................................................14
         4.10         Litigation.................................................................................14
         4.11         Books and Records..........................................................................14
         4.12         Absence of Certain Changes.................................................................15
         4.13         No Material Adverse Change.................................................................16
         4.14         Intellectual Property and Y2K Compliance...................................................16
         4.15         Contracts and Commitments..................................................................19
         4.16         Status of Agreements.......................................................................20
         4.17         Customers and Suppliers....................................................................20
         4.18         Labor Relations............................................................................20
         4.19         Employee Benefit Plans.....................................................................21
         4.20         Compliance with Law; Taxes.................................................................21
         4.21         Environmental Protection...................................................................22
         4.22         No Brokers or Finders......................................................................23
         4.23         Absence of Certain Commercial Practices....................................................23
         4.24         Solvency...................................................................................23
         4.25         No Other Agreement to Sell the Assets or Capital Stock of Seller...........................23


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
         4.26         Key Employees..............................................................................24
         4.27         Warranty Claims............................................................................24
         4.28         Representations Respecting The Northern Trust Company......................................24
         4.29         Disclosure.................................................................................24

5.       Representations and Warranties of Buyer.................................................................24
         5.1          Organization of Buyer; Authorization.......................................................24
         5.2          No Conflict as to Buyer....................................................................25
         5.3          No Brokers or Finders......................................................................25

6.       Conduct of Business by Seller...........................................................................25

7.       Additional Agreements...................................................................................26
         7.1          Publicity..................................................................................26
         7.2          Access to Information......................................................................27
         7.3          Cooperation................................................................................27
         7.4          Obtaining Consents.........................................................................27
         7.5          Employees of Sellers; Employee Benefits....................................................27
         7.6          Accounts Payable...........................................................................28
         7.7          Supplemental Information...................................................................29
         7.8          Encumbrances...............................................................................29
         7.9          Noncompetition, Etc........................................................................29

8.       Conditions Precedent....................................................................................32
         8.1          Conditions to Each Party's Obligation......................................................32
         8.2          Conditions to the Obligations of Buyer.....................................................32
         8.3          Conditions to the Obligations of Seller....................................................33

9.       Termination and Waiver..................................................................................34
         9.1          Termination................................................................................34
         9.2          Effect of Termination......................................................................34
         9.3          Waiver.....................................................................................34

10.      Survival of Representations and Warranties; Indemnification.............................................35
         10.1         Survival...................................................................................35
         10.2         Indemnification by Seller..................................................................35
         10.3         Limitation on Seller's Obligations.........................................................36
         10.4         Indemnification by Buyer...................................................................36
         10.5         Procedure for Indemnification..............................................................36
         10.6         Insurance..................................................................................37
         10.7         Exclusion..................................................................................37

11.      Definitions.............................................................................................37

12.      Notices.................................................................................................40

13.      Miscellaneous...........................................................................................41
         13.1         Expenses...................................................................................41
         13.2         Specific Performance.......................................................................41


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
         13.3         Captions...................................................................................41
         13.4         Attorney's Fees............................................................................42
         13.5         No Waiver..................................................................................42
         13.6         Exclusive Agreement; Amendment.............................................................42
         13.7         Counterparts...............................................................................42
         13.8         Governing Law..............................................................................42
         13.9         Further Assurances.........................................................................42
         13.10        Assignment.................................................................................43
         13.11        Records....................................................................................43
         13.12        Agreements Affecting DJJ...................................................................43
         13.13        No Third Party Rights......................................................................44



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                                    EXHIBITS

                                                                                         Page
                                                                                         ----
Exhibit 1.2(a)                 -    Inventory                                              1

Exhibit 1.2(b)                 -    Tangible Personal Property                             1

Exhibit 1.2(c)                 -    Software                                               1

Exhibit 1.2(e)                 -    Warranties                                             2

Exhibit 1.2(f)                 -    Intellectual Property                                  2

Exhibit 2(a)(i)                -    License Agreement                                      7

Exhibit 2(a)(ii)               -    Maintenance Agreement                                  7

Exhibit 2(a)(iii)              -    Source Code Escrow Agreement                           7

Exhibit 2(b)                   -    Lease                                                  7

Exhibit 2(c)                   -    Noncompetition Agreement                               7

Exhibit 3.2(a)                 -    Bill of Sale and General Assignment                    7

Exhibit 3.2(c)                 -    Opinion of William E. McNally                          8

Exhibit 3.3(b)                 -    Assumption of Assumed Liabilities                      8

Exhibit 3.3(c)                 -    Opinion of Vorys, Sater, Seymour
                                    and Pease LLP                                          8

Exhibit 4.2                    -    No Conflict                                            9

Exhibit 4.3                    -    Consents and Approvals of Governmental
                                    Bodies                                                10

Exhibit 4.4                    -    Other Consents                                        10

Exhibit 4.6(a)                 -    Title to Properties; Encumbrances                     10

Exhibit 4.6(b)                 -    Good and Marketable Title                             10

Exhibit 4.6(c)                 -    Title to Assets                                       10

Exhibit 4.7                    -    Inventory                                             11

Exhibit 4.8                    -    Buildings, Plants and Equipment                       11

Exhibit 4.10                   -    Litigation                                            12


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
Exhibit 4.12                   -    Absence of Certain Changes                            12

Exhibit 4.13                   -    No Material Adverse Change                            14

Exhibit 4.14                   -    Intellectual Property and Y2K Compliance              14

Exhibit 4.15                   -    Contracts and Commitments                             17

Exhibit 4.16                   -    Status of Agreements                                  18

Exhibit 4.17                   -    Customers and Suppliers                               18

Exhibit 4.18                   -    Labor Relations                                       19

Exhibit 4.19                   -    Employee Benefit Plans                                19

Exhibit 4.20                   -    Compliance with Law; Taxes                            19

Exhibit 4.21                   -    Environmental Protection                              20

Exhibit 4.27                   -    Key Employees                                         22

Exhibit 4.28                   -    Warranty Claims                                       22


                                      -V-

                            ASSET PURCHASE AGREEMENT


         This Agreement, dated to be effective as of April 2, 1999 between SYSTEMS ALTERNATIVES, INC., an Ohio corporation or a limited liability company established by Buyer ("Buyer"), and NEURAL APPLICATIONS CORPORATION, a Delaware corporation ("Seller").

         Buyer desires to purchase, and Seller desires to sell, certain of Seller's operating assets relating to the business (the "Business") of its Metals Industry Products Group (the "Group") on the terms and conditions of this Agreement.

         The parties agree as follows:

    1. The Acquisition

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell the Assets to Buyer, free and clear of all Encumbrances, and Buyer shall purchase the Assets from Seller.

         1.2 The Assets. As used herein, the "Assets" shall consist of and include all of the following except as set forth in Section 1.3:

              (a) All of Seller's inventories relating to the Group (the "Inventory") including without limitation the items listed on Exhibit 1.2(a);

              (b) All of Seller's tangible personal property consisting of fixed assets relating to the Group, including without limitation the furniture, fixtures and equipment listed on Exhibit 1.2(b) hereto and all spare parts and supplies;

              (c) All software relating to the Group which is resident on computer equipment and is used to build or maintain products, including without limitation the software listed on Exhibit 1.2(c), but excluding the Aegis software to be licensed to Buyer pursuant to Section 1.2(g) hereof;

              (d) All rights of Seller in and to the products of the Group (software and hardware system designs and research and development projects including source code and software tool sets), including but not limited to, Intelligent Arc Furnace Controller (IAF) all models, ControlTech 2000, LoadMaster, OptiMaster, CheMaster, StockMaster, LadleTech (all models), ControlTech II Arc Furnace Controller, LabTech, Laboratory Management Systems, VD Tech (Vacuum Degassing System), all products in development including but not limited to IFOS and

ICC, and Milltech Scrap Management System (aka MeltTech)(the "Products");

              (e) All warranties, if any, with respect to the Assets, and all licenses, permits, claims and other intangible assets listed on Exhibit 1.2(e) hereto (the "Assigned Permits"), if and to the extent assignable, all of which shall be transferred and assigned to Buyer;

              (f) All rights of Seller in and to its name, trade names, trademarks, logos, copyrights, patents (including patents 5204872 and 5406581), other intellectual property, and similar assets relating to the Business, including, but not limited to any of those items, if any, owned by Robert B. Staib, Jr.("Staib") listed on Exhibit 1.2(f) hereto (the "Intellectual Property");

              (g) A non-exclusive license from Seller to Buyer to permit Buyer to use the Mathematics and Neural Network Libraries of the Aegis Technology software in object code (and source code, upon the occurrence of certain conditions set forth in the Software License Agreement, dated as of the Closing Date, by and between Seller and Buyer) and other tool sets necessary to market, manufacture, develop and modify the Assets for use in the Business and the metals industry;

              (h) All of Staib's rights in and to the Assets, if any, including but not limited to patent, copyright or other intellectual property rights;

              (i) Such of Seller's business records relating to the Business as Buyer may require for the operation of the Business after the Closing, other than records which Seller is required by law to retain in its possession, copies of which will be delivered to Buyer and subject to the agreement that the corporate minute books and stock books of Seller shall remain Seller's property;

              (j) All of Seller's rights under employment and confidentiality agreements between Seller and its employees offered employment by Buyer pursuant to Section 7.5 hereof; and

              (k) All of Seller's goodwill relating to the Business.

              (l) Seller shall assign to Buyer all of its right, title and interest in proposal number 606003 by and between Seller and The David J. Joseph Company ("DJJ") dated September 18, 1996, the Software License Agreement by and between Seller and DJJ dated September 18, 1996 and the Software

Maintenance and Services Agreement by and between Seller and DJJ dated September 18, 1996 (collectively, the "DJJ/Seller Agreements").

              (m) Seller shall prepare, at its own cost, individual country assignments for all patents, trademarks and copyrights to be transferred pursuant to (f) above and related powers of attorney and notarization/legalization/consularization in the U.S. and will deliver such documents and instruments to Buyer in form required to place record title in the name of Buyer.

              (n) Seller agrees to pay all invoices and legal bills for legal or legally related work ordered or authorized by Seller or performed by Seller prior to Closing.

         1.3 Excluded Assets.

              A. Notwithstanding Section 1.2 hereof, the Assets shall not include the Excluded Assets. For purposes hereof, the term "Excluded Assets" means:

                   (1) All cash, cash equivalents and accounts receivable (including deposits);

                   (2) All of Seller's assets not listed or described in Section
1.2 hereof.

                   (3) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 1.7 HEREOF, BUYER SHALL NOT ASSUME, AND SHALL NOT FOR ANY PURPOSES BE DEEMED TO HAVE ASSUMED, ANY CONTRACTS, LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER OF, OR CLAIMS AGAINST, SELLER OR ITS AFFILIATES OR ANY LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER ARISING OR BASED ON EVENTS OCCURRING PRIOR TO THE CLOSING DATE WITH RESPECT TO THE ASSETS OR THE BUSINESS, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR TAXES, EMPLOYEE BENEFITS OR WORKERS COMPENSATION CLAIMS, WARRANTY CLAIMS, IMPLIED OR EXPRESSED, YEAR 2000 CLAIMS, OR CLAIMS ARISING PRIOR TO OR ON OR AFTER THE CLOSING DATE WITH RESPECT TO ANY EXCLUDED ASSETS (COLLECTIVELY, THE "RETAINED LIABILITIES"). SELLER AGREES TO TIMELY PERFORM, PAY OR DISCHARGE ANY AND ALL OF THE RETAINED LIABILITIES AS THEY BECOME DUE.

              B. Seller shall be responsible for resolving any claims relating to the Excluded Assets. Seller shall also not sell any of the Excluded Assets related to the Business to any third party, nor shall Seller use the Excluded Assets in any way, except to resolve any claims of third parties for violations of contracts or other agreements related to the Excluded Assets.


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              C. Seller acknowledges and agrees that Buyer is purchasing all of the Assets related to the Business, except the Excluded Assets, and Seller has no right to continue the Business after the Closing, except to resolve any claims of third parties involving the Excluded Assets or claims against the Assets which Seller has an obligation to resolve pursuant to this Agreement.

         1.4 Assets to be Transferred by Robert B. Staib. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall cause Staib to sell, transfer and deliver to Buyer, free and clear of all Encumbrances, in return for the consideration paid to Seller as provided herein, all of his rights, in and to the Assets, if any, including but not limited to any patent, copyright or other intellectual property rights in the Assets. Immediately prior to the closing, and as a condition of Buyer to close, Buyer shall confirm that no order for relief has been issued in Bankruptcy Case No. 98-5541-DH, Bankruptcy Court, Southern District of Iowa, or if an order for relief has been issued, that the Bankruptcy Court approves the transfers, assignments and other agreements of Robert B. Staib described in this Agreement.

         1.5 Purchase Price. (a) As payment in full for the Assets, Buyer shall pay the purchase price therefor (the "Price"), plus the royalties (the "Royalties") described in Section 1.6, by wire transfer to an account of Seller designated by Seller. The purchase price for the Assets shall be Seven Hundred Fifty Thousand Dollars ($750,000.00) plus the Royalties described in Section 1.6 hereof. Five Hundred Thousand Dollars ($500,000.00) shall be paid at the Closing. Two Hundred Fifty Thousand Dollars ($250,000.00) shall be paid thirty
(30) days after the Closing.

              (b) The Price shall be allocated among the Assets as set forth in a schedule signed by Buyer and Seller at the Closing. Neither of the parties shall take any tax position inconsistent with such allocation and each of the parties shall reflect such allocation where relevant in all tax filings made by it.

         1.6 Royalties and Payment of Royalties . The Royalties shall be paid on sales or licenses of the software portion only of the following products of Seller (the "Seller Products"):

              (1) ControlTech 2000
              (2) LadleTech (all Models)
              (3) Intelligent Arc Furnace Controller (all Models)

              (4) LoadMaster
              (5) OptiMaster
              (6) CheMaster (as currently developed)
              (7) StockMaster
              (8) IFOS
              (9) ICC

         The specific royalties to be paid on the software portion only of these Seller Products follow:

              (a) On ControlTech 2000, LadleTech and Intelligent Arc Furnace Controller, a Royalty of 10% of the software portion only of these Seller Products at the sale price to be established by Buyer.

              (b) On LoadMaster and OptiMaster, a Royalty of 10% of the sales price of the software portion only of LoadMaster and OptiMaster; provided, however, one-half of the Royalties (5% of the sales price of LoadMaster and OptiMaster) will be paid directly by Buyer to DJJ and Seller will be paid the remaining 5% of the sales price of LoadMaster and OptiMaster until such time as DJJ has received an amount equal to $360,000 from the Royalties described in subparagraphs (b), (c) and (d) of Section 1.6.

              (c) On CheMaster, Seller shall be entitled to a Royalty of 7% of the sales price of the software portion only of CheMaster; provided, however, 5% of the sales price of the software portion only of CheMaster will be paid directly by Buyer to DJJ and Seller will be paid the remaining 2% of the sales price of the software portion of CheMaster until such time as DJJ has received an amount equal to $360,000 from the Royalties described in subparagraphs (b),
(c) and (d) of Section 1.6.

              (d) On StockMaster, this product has limited utility and is part of a larger product. Consequently, the sales price for this product shall be established by Seller and Buyer and Seller shall receive a Royalty of 10% of the established sales price; provided, however, one-half of the Royalties (5% of the established sales price of StockMaster) will be paid by Buyer directly to DJJ and Seller will be paid the remaining 5% of the established sales price of StockMaster until such time as DJJ has received an amount equal to $360,000 from the Royalties described in subparagraphs (b), (c) and (d) of Section 1.6. Seller acknowledges that Buyer has a current product similar to StockMaster and will sell or license this product and Seller is not entitled to Royalties on this Buyer product.

              (e) On IFOS, a Royalty of 6% of the sales price of the software portion only.



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

              (f) On ICC, the Seller and Buyer acknowledge and agree that this product is not complete and commercially viable. If it is ever completed and becomes commercially viable, the parties agree to negotiate and establish the Royalty on the following basis. The number of man hours performed by Seller prior to the Closing on the ICC product shall be determined. The man hours spent by Buyer or its assigns after the Closing shall be determined. These two numbers shall be added together and the Royalty for Seller shall be established by multiplying 10% times a fraction, the numerator of which is the man hours performed by Seller prior to the Closing, and the denominator shall be the total man hours spent by Seller and Buyer with respect to the ICC product before and after the Closing.

         All Royalties paid to DJJ under subsections (b) through (d) above and the approximately $45,000 paid to DJJ as described below shall be paid by Buyer to DJJ until the total is $360,000 collectively.

         As stated above, the Royalties shall be paid only on the software portion of the Products. When sales are made of software, and the software price is not listed as an item on the sales invoice, such as is the case with IAF, the software portion only of the product will be defined as the total sales price for the product, less the cost of hardware, assembly, engineering, transportation and installation. The cost of hardware shall be the price paid by Buyer for the hardware and the cost of the engineering, assembly and installation shall be determined by multiplying the normal billable rate of Buyer for the person providing these services times the hours spent to accomplish the various tasks.

         Buyer is willing to discuss a Royalty payment other than a Royalty based on the sale price of the Product, including a price per ton arrangement where Buyer licenses the Seller Products to a customer on a per-ton basis. If Seller and Buyer are able to agree on an alternative royalty arrangement, and neither party is under a compulsion to do so, the alternative royalty arrangement shall be paid in lieu of the Royalties described in this Section
1.6. If this alternative arrangement relates to a royalty on any product described in subsections (b) through (d) above, DJJ shall receive fifty percent (50%) of this alternative royalty until it has received, including Royalties paid on the sales price, an amount equal to $360,000 and Seller shall receive the remaining fifty percent (50%) of the Royalty.

         No Royalties will be paid on non-Seller Products, including, but not limited to: (i) service and maintenance revenues; (ii) research and development services; (iii) hardware; (iv) new products developed by SAI; or (v) anything other than the software portion of the Seller Products described in Section 1.6(a) through
(d) above.

         The Royalties shall be paid for ten (10) years or until Three Million Dollars ($3,000,000.00) shall have been paid to Seller, excluding the $360,000 paid to DJJ. Thereafter, the Royalty payments shall cease. An advance against future Royalties of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be paid on the six month anniversary of the Closing less the approximately Forty Five Thousand Dollars ($45,000.00) due DJJ and less any Royalties paid to Seller between the Closing and the six month anniversary of the Closing by Buyer.

         1.7 Assumed Liabilities and Latent Claims. (a) Prior to the Closing, the parties shall mutually agree upon and set forth in a writing to be executed by the parties those Seller works in progress, prepaid commitments, maintenance and service contracts, and other contractual obligations and liabilities relating to the Business that the parties deem necessary to the integration of the Business into Buyer (the "Assumed Liabilities"). After the Closing, Buyer agrees to assume the Assumed Liabilities and Seller agrees to pay for all of the costs and expenses associated with the Assumed Liabilities by permitting Buyer to deduct the costs of these services as provided in Section 1.7(d) hereof from future Royalties due Seller as provided in Section 1.6 hereof.

         Seller acknowledges and agrees that it has not been able to provide to Buyer a complete list of all works in progress, prepaid commitments, maintenance and service contracts, and other contractual obligations and liabilities of Seller relating to the Business. Consequently, Buyer may discover after the Closing additional items in these categories which it wishes to assume and add to the Assumed Liabilities. If any such items are discovered by Buyer or disclosed to Buyer by Seller after the Closing, Buyer shall be able to add these items to the Assumed Liabilities and deduct the costs and expenses associated with these additional Assumed Liabilities by permitting Buyer to deduct the costs of these services as provided in Section 1.7(d) hereof from future Royalties due Seller as provided in Section 1.6 hereof.

              (b) Notwithstanding anything to the contrary in this Section 1.7, Buyer shall not be responsible for any warranty claims, "year 2000" claims, claims for defective products or any other claims, which arise out of, or are based upon, any products produced by Seller or services provided by Seller prior to the Closing Date (each a "Latent Claim"); provided, however, that if Buyer determines in good faith and on any reasonable basis that it is in its best interests to satisfy a Latent Claim, it reserves the right to satisfy such Latent Claim, at Seller's sole cost and expense, in accordance with the procedures set forth in this Section 1.7(b). Upon determining in good faith and on a reasonable basis that it is in its best interest to satisfy a Latent Claim, Buyer shall satisfy the Latent Claim and give written notice of its determination to Seller. Upon receipt of such notice, Seller shall have thirty (30) days to notify Buyer that it challenges Buyer's determination. If Seller does not challenge Buyer's determination in such 30 day period, there shall be no further opportunity to challenge Buyer's right to deduct the cost from the Royalties. If Seller so contests Buyer's determination, the parties agree to attempt in good faith to resolve the dispute within thirty
(30) days of Seller's determination to reject Buyer's election to satisfy the Latent Claim. In the event the parties cannot resolve the dispute within such thirty (30) day period, either party shall have the right to pursue all available legal remedies.

              (c) Except for the Assumed Liabilities and any Latent Claims Buyer elects to satisfy, Buyer will not assume, or be liable for, any of the liabilities or obligations of Seller, whether existing on the date hereof or arising hereafter.

              (d) The costs of assuming the Assumed Liabilities and Latent Claims described in subsections 1.7(a) and (b) above shall be charged and deducted from the Royalties on the following basis. The hours required to provide these services shall be multiplied times the normal hourly charge for such services as provided on Buyer's annual rate sheet and the product plus any out-of-pocket expenses for materials shall be the costs of these services and deducted from the Royalties. The parties acknowledge and agree that Buyer will publish a new rate sheet each year.

         1.8 Royalties, Discounts and Other Obligations. Without limiting the other provisions of this Agreement (including the provisions in Section 1.7), Seller hereby expressly acknowledges the existence of certain contractual obligations, agreements and liabilities of Seller relating to the Business, including, without limitation, royalties, discounts and other liabilities and obligations (including those of which Buyer does not have actual knowledge because there are no written agreements or Seller has not been able to provide to Buyer a complete list or copies of all license agreements, proposals, purchase orders, confirmations, and other contracts and agreements between Seller and its customers) (collectively, the "Seller Obligations"). Examples of the Seller Obligations are the royalties that accrue to or for the benefit of, and discounts granted to (i) DJJ pursuant to (a) Proposal 606003, (b) the Software License Agreement and (c) the Software Maintenance and


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

Services Agreement, all dated as of September 18, 1996, (ii) North Star Steel Company pursuant to (a) Proposal 606004C dated June 26, 1996 (b) Proposal 708004 dated November 14, 1997, as such proposal was amended to, among other things, modify the provisions of Section 7.7, and (iii) Keystone Steel & Wire Company pursuant to Proposal 607002-C dated May 14, 1997, all as may have been amended from time to time (whether orally or in writing). Because of this lack of information and the unknown liabilities, Buyer shall be able to deduct any Seller Obligations paid or incurred by Buyer and/or which result in an offset or credit to the applicable customer from future Royalties due Seller as provided in Section 1.6 hereof. With respect to any Royalties payable to the applicable customer or which can be used to offset payments due from the applicable customer pursuant to the applicable customer's agreement, and with respect to any other sums payable to the applicable customer or which can be used to offset amounts due from the applicable customer, Buyer shall be able to deduct on a dollar for dollar basis the amount of the Seller Obligations. With respect to discounts, Buyer shall be able to deduct such Seller Obligations from future Royalties due Seller as provided in Section 1.6 hereof by deducting the amount of the discount as measured against the list price stated in the applicable contract or, if none is stated, then the list price of the applicable product as was in effect.

    2. Execution of Other Agreements. Simultaneously with the Closing:

              (a) If Buyer so elects, Seller and Buyer will enter into a License Agreement, a Maintenance Agreement and a Source Code Escrow Agreement in the forms of Exhibits 2(a)(i), 2(a)(ii) and 2(a)(iii) hereto, respectively.

              (b) Buyer and Seller will enter into a Lease in the form of
Exhibit 2(b) hereto.

              (c) Buyer and Seller and Seller's Principal Shareholders, significant officers and employees will enter into a Noncompetition Agreement in the form of Exhibit 2(c) hereto.

    3. The Closing.

         3.1 Place and Time. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 a.m. at the offices of Vorys, Sater, Seymour and Pease LLP on or before May 28, 1999 (the "Closing Date") unless another date or place is agreed to in writing by the parties hereto.

         3.2 Deliveries by Seller. At the Closing, Seller, and with respect to 3.2(b) below, Staib, if necessary, shall deliver the following to Buyer:

              (a) A bill of sale and general assignment with respect to the Assets in the form of Exhibit 3.2(a) hereto.

              (b) Such other documents of assignment and transfer (including lease assignments, assignments of trademarks, copyrights and patents included in the Assets) as, and in such form as, Buyer has reasonably requested with respect to the Assets.

              (c) The opinion of William E. McNally, counsel for Seller, dated the Closing Date and in substantially the form of Exhibit 3.2(c) hereto.

              (d) Certified copies of the Certificate of Incorporation and By-laws of Seller and of the resolutions of its board of directors and shareholders approving this Agreement and the transactions contemplated hereby.

              (e) A certificate signed by the chief executive officer of Seller to the effect that, to his knowledge and except as may be set forth in such certificate, all representations and warranties of Seller set forth in this Agreement were true and complete when made and are true and complete in all material respects at the Closing Date as if then made and Seller has performed in all material respects all obligations to be performed by it pursuant to this Agreement at or before the Closing.

              (f) Executed releases of all Encumbrances, except Permitted Exceptions, on the Assets in form recordable with appropriate Governmental Bodies.

              (g) The original or copies of all of the books of account and other records of Seller relating to the Business.

              (h) All other documents, instruments and writings required by this Agreement or as Buyer may reasonably request to be delivered by Seller at the Closing in order to more fully carry out and effectuate the intent of this Agreement.

         3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

              (a) A wire transfer in the amount of Five Hundred Thousand Dollars ($500,000.00).

              (b) An assumption of the Assumed Liabilities in the form of
Exhibit 3.3(b) hereto.

              (c) The opinion of Vorys, Sater, Seymour and Pease LLP dated the Closing Date and in substantially the form of Exhibit 3.3(c) hereto.

              (d) Certified copies of the Articles of Incorporation and By-laws of Buyer and of the resolutions of its board of directors approving this Agreement and the transactions contemplated hereby.

              (e) A certificate of the chief executive officer of Buyer to the effect that (except as may be set forth in such certificate) all representations and warranties of Buyer set forth in this Agreement were true and complete when made and are true and complete in all material respects at the Closing Date as if then made and Buyer has performed in all material respects all obligations to be performed by it pursuant to this Agreement at or before the Closing.

         3.4 Proration. At the Closing, accrued personal property Taxes, utility bills, patent payments and deposits with respect to the Assets or the Business shall be prorated to the Closing Date and Buyer shall pay to Seller, or vice versa as the case may be, an appropriate net amount in respect thereof.

    4. Representations and Warranties of Seller.

    Seller represents and warrants to, and agrees with, Buyer as follows:

         4.1 Organization of Seller; Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by Seller's Board of Directors and shareholders and each of this Agreement and the Ancillary Agreements constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         4.2 No Conflict as to Seller. Except as set forth in Exhibit 4.2 hereto, neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of any or all of the Contemplated Transactions will (a) violate any provision of the Certificate of Incorporation or By-Laws (or other governing instrument) of Seller or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Seller is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Seller.

         4.3 Consents and Approvals of Governmental Bodies. Except for the consents set forth in Exhibit 4.3 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions.

         4.4 Other Consents. Except for the consents set forth on Exhibit 4.4 hereto, no consent of any Person is required to be obtained by Seller for the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions.

         4.5 Financial Information. Seller has delivered to Buyer true and complete copies of its balance sheets as of December 31, 1996, 1997 and 1998 and March 31, 1999 and the related statements of income and cash flows for the twelve (12) month periods then ended and the three (3) month period then ended, respectively. The foregoing financial statements have been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and fairly present the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied by Seller throughout the periods indicated, except as otherwise noted therein.

         4.6 Title to Properties; Encumbrances.

              (a) Exhibit 4.6(a) hereto describes all real property or interests therein owned or leased by Seller and used in the Business. Seller has delivered to Buyer copies of all deeds, leases, title insurance policies, title reports and other instruments (as recorded) related to Seller's acquisition of such real property and interests.

              (b) Except as set forth in Exhibit 4.6(b) hereto, Seller has good, valid and marketable title to all of the Assets, subject to any Permitted Exceptions, any landlord rights with respect to any fixtures located on leased property which cannot be removed pursuant to terms of a lease and to the mortgages and security agreements listed on Exhibit 4.6(b) hereto, which Seller will discharge at Closing. The instruments of transfer described in Section 3.2 are sufficient to vest in Buyer all of Seller's right, title and interest in and to the Assets. The assignment of Seller's rights in any lease will be subject to receipt of the consents relating thereto set forth in Exhibits 4.3 and 4.4.

              (c) Except as set forth in Exhibit 4.6(c) hereto, all of the Assets are held by Seller and will be acquired by Buyer free and clear of all Encumbrances (and are not, except for Permitted Exceptions, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever) except, with respect to all such properties and assets, liens for current taxes not yet due and payable. Except as set forth in Exhibit 4.6(c) hereto, no financing statement under the Uniform Commercial Code which has not expired or been terminated and which names Seller as the debtor is on file in any jurisdiction with respect to any of the Assets, and Seller has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the Assets.

              (d) The Assets include all rights, properties and other assets necessary to permit Buyer to conduct the Business after the Closing in all material respects in the same manner as it is conducted on, and has been conducted prior to, the date of this Agreement by Seller.

         4.7 Inventory. Except as set forth in Exhibit 4.7 hereto, at the Closing all of the Inventory will consist of a quality and quantity usable or salable in the ordinary course of the Business.

         4.8 Buildings, Plants and Equipment. The parties agree that Seller is not making any representation or warranty as to the condition of the property, plant and equipment, express or implied, except as set forth herein. Except as set forth in the following sentence and Exhibit 4.8 hereto, and subject to equipment which is out of service from time to time for maintenance or repairs, Seller maintains in good operating order, ordinary wear and tear excepted, all of its equipment which is material to the conduct of the business. Except as set forth in Exhibit 4.8 hereto, Seller has not received written notification that it is in violation of any applicable building, zoning, health, safety or other law, ordinance or regulation in respect of such buildings, plants or structures or their operations, and, to Seller's knowledge, no such material violation exists. Seller leases the real and personal property listed on Exhibit 4.8 hereto and the leases with respect thereto are included in the Assumed Liabilities. All of such leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; there are no existing defaults (or events which, with notice or lapse of time or both, would constitute an event of default) by Seller or, to the best knowledge of Seller, any other party thereunder; and, except as set forth in Exhibit 4.8, all lessors under such leases have consented (where such consent is necessary) to the consummation of the Contemplated Transactions.

         4.9 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by Seller and included in the Assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor, nor, to the best knowledge of Seller, has any such condemnation, expropriation or taking been proposed.

         4.10 Litigation. Except as set forth in Exhibit 4.10 hereto, there is no action, suit, inquiry, proceeding or investigation (including any investigation required by the filing of a charge or complaint by, or on behalf of, any employee, former employee or job applicant), by or before any court or Governmental Body pending or, to the best knowledge of Seller, threatened (a) against or involving Seller and relating to or affecting the Assets or the Business or (b) which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the Contemplated Transactions, nor is there any valid basis for any such action, proceeding or investigation. Except as set forth in such
Exhibit 4.10, Seller is not in default under or in violation of any agreement, commitment or restriction to which Seller is a party or by which it is bound which relates to or affects the Assets or the Business. Except as set forth in such Exhibit 4.10, Seller is not subject to any judgment, order or decree that may have an adverse effect on its business practices or on its ability to acquire any property or conduct any business in any part of the world and that relates to or affects the Assets or the Business.

         4.11 Books and Records. All of the books of account and other records of Seller relating to the Business, all of which have been or will be made available to Buyer and are included in the Assets, are complete and correct in all material respects and have been maintained in accordance with generally accepted business practices.

                  4.12 Absence of Certain Changes. Except as set forth in
Exhibit 4.12 hereto, since December 31, 1998, Seller has not, with respect to any of the Assets or the Business:

                           (a) permitted the waste of any properties or assets,
suffered the damage or destruction of any material properties or assets (unless covered by insurance and repaired or replaced prior to the date hereof or the Closing Date, as the case may be) or made any disposition of any properties or assets other than the sale of inventory in the ordinary course of business;

                           (b) disposed of any records except in the ordinary
course of business;

                           (c) permitted or allowed any of its property or
assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance;

                           (d) granted any general increase in the compensation
of employees;

                           (e) purchased or entered into any contract or
commitment to purchase any raw materials or supplies, or sold or entered into any contract or commitment to sell any property or assets, except (i) contracts or commitments for the purchase of, and purchases of, raw materials or supplies, made in the ordinary course of business and consistent with past practice, (ii) contracts or commitments for the sale of, and sales of, inventory in the ordinary course of business and consistent with past practice, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice;

                           (f) done any act or omitted to do any act, or
permitted any act or omission to act, which has caused or will cause a breach of any contract or commitment or which could cause the breach of any representation or warranty contained in this Agreement;

                           (g) sold, transferred, leased, assigned or conveyed
any property or asset to, or purchased, leased or acquired any property or assets from, any Related Party, or otherwise not in the ordinary course of business and consistent with past practice;

                           (h) written down or been required to write down any
inventory (other than monthly adjustments to market value in the ordinary course of business);

                           (i) entered into any collective bargaining or union
contract or agreement, including the settlement of any grievance; or

                           (j) agreed or otherwise committed, whether in writing
or otherwise, to do any of the foregoing.

                  4.13 No Material Adverse Change. Since December 31, 1998, except as set forth on Exhibit 4.13 hereto, there has not been any material adverse change in the business, operations, properties, assets, prospects or condition of Seller relating to or affecting the Assets or the Business or any event, condition or contingency that could result in such a material adverse change.

                  4.14 Intellectual Property and Y2K Compliance.

                           (a) Attached as Exhibit 4.14 hereto is (i) a
description of all intellectual property owned by, licensed to or used in the Business by, the Group, excluding commercially available software including, but not limited to, United States and foreign patents, trademarks (whether registered or unregistered), trade names (whether registered or unregistered), registered copyrights, and applications for any of the foregoing, and all trade secrets, know-how, and similar rights owned by, licensed to or used by Seller in the Business (collectively, the "Intellectual Property") together with a designation of ownership, and (ii) a list of all licenses, agreements or other arrangements which affect the ownership or use of any item of Intellectual Property.

                           (b) Except as set forth in Exhibit 4.14:

                                    (i) Seller is the owner of all rights, title
and interest in and to each item of Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

                                    (ii) Seller has the right to use, free and
clear of any claims or rights of others, all Intellectual Property required for or incident to the development, production, marketing, licensing or sale of all products presently produced, developed, licensed, marketed or sold or being developed by Seller in the conduct of the Business, and Buyer will have all such rights exclusively after the Closing;

                                    (iii) Seller has not licensed any third
party to use any of the Intellectual Property;

                                    (iv) No proceedings have been instituted or
are pending or, to the knowledge of Seller, threatened which challenge the rights of Seller in any respect in or to any of the Intellectual Property or any license thereof;

                                    (v) Neither the use by Seller of any of the
Intellectual Property nor any software product produced, licensed or sold by Seller infringes, or to the best knowledge of Seller, is infringed by, any patent, trademark, trade name, trade secret, know-how or copyright owned or used by another, nor is it subject to any outstanding order, decree, judgment or stipulation;

                                    (vi) Seller has no claim, demand or
proceeding charging any party with violation of any of Seller's rights with respect to the Intellectual Property or any license thereof;

                                    (vii) There is no unexpired valid patent or
copyright on software or other products that Seller uses or has used in developing its software products that Seller is not entitled to use, or to license to others for use;

                                    (viii) No shareholder, officer, director or
employee of Seller or, to the knowledge of Seller, any other Person, has an interest in or is authorized to use any of the Intellectual Property;

                                    (ix) All trademark, copyright and trade name
registrations listed on Exhibit 4.14 are valid and in full force and effect, and title is in the name of Seller in the respective trademark, patent and copyright offices;

                                    (x) There is no governmental restriction or
limitation, domestic or foreign, on the manner in which any of the Intellectual Property may be used and there are no agreements with any third party restricting how Seller may use any of the Intellectual Property except as described on Exhibit 4.14;

                                    (xi) Seller has taken all steps necessary to
maintain the Intellectual Property which it owns ("Owned Intellectual Property") as a trade secret or as trademarked, copyrighted or patented material. No Person has had access to the source code, object code, flowcharts, programmers' notes and annotations thereto (the "Development Materials") relating to any of the Owned Intellectual Property except as described on Exhibit 4.14.

                                    (xii) Current and complete documentation and
source code exists with respect to all software included in the Owned Intellectual Property.

                                    (xiii) None of the software included in the
Owned Intellectual Property has manifested any significant operating problem, other than any such problems that have been corrected or are correctable in the ordinary course of business.

                           (c) Seller has provided to Buyer complete and correct
copies of all licenses or other agreements pursuant to which Seller licenses any of the Intellectual Property to any person or has the right to utilize Intellectual Property not owned by it. All such licenses or other agreements are valid and binding, are enforceable in accordance with their respective terms, and are in full force and effect. Seller has performed all material obligations required to be performed by it under each such license or other agreement, and there are not any existing defaults or circumstances which, with the passage of time, might constitute a default under such licenses or other agreements.

                           (d) Except as set forth in Exhibit 4.14, Seller has
taken all steps necessary to prevent any Year 2000 caused failures that could have a material adverse effect on the business, operations, property or financial condition of the Group. Without limitation of the foregoing, except as described in Exhibit 4.14, all software and hardware used in the Business is "Year 2000 Compliant", which means that such software and hardware (i) processes all dates in and after the Year 2000 in a correct and consistent manner in all applicable operations, including, but not limited to, input, output, comparisons (branching) and arithmetic operations (such as the difference between two dates), (ii) uses fields providing at least four decimal digits for the year portion of all stored dates without (a) reliance on use of program logic to determine which century most likely applies to a 2-digit year field or (b) use of other symbolic representations for the Year 2000 and thereafter (such as 101 for the Year 2001), (iii) calculates and handles leap year dates correctly, (iv) will otherwise generally manipulate data and generate output and reports in a fault-free manner during and after the Year 2000. Seller further represents and warrants that Seller has taken adequate steps to verify that all hardware and software of Seller's suppliers, customers and any other Persons whose internal Year 2000 failures might reasonably be expected to have a material adverse effect upon the business, operations, property or financial condition of the Group, is Year 2000 Compliant, or if not, that the timely conversion, replacement or retirement of noncompliant software and hardware will be managed by such suppliers and other Persons in a manner sufficient to prevent Year 2000 failures that could have a material adverse effect on the business, operations, property or financial condition of the Group. Seller has no claim, demand or pending proceeding against any Person alleging that such Person licensed or sold to Seller any software or hardware that is not Year 2000 Compliant.

                           (e) Seller has evaluated and has adequately tested
all software and hardware of Seller licensed or sold to any licensee or customer of Seller. Except as noted on Exhibit 4.14, all such software is Year 2000 Compliant (as defined above). Seller has delivered to Buyer true and correct copies of all correspondence, website material, warranties, disclaimers, certifications or other documentation relating to the Year 2000 compliance of any software licensed or sold by the Group. No claims, demands or proceedings have been made or instituted or, to the knowledge of Seller, threatened, which allege that the software licensed or sold by the Group is not Year 2000 Compliant.

                  4.15 Contracts and Commitments. Exhibit 4.15 hereto lists each of the following which relate to the Assets or the Business:

                           (a) agreements, commitments or restrictions which are
material to the Business or the Assets or which require the making of any charitable contribution;

                           (b) purchase agreements or commitments of Seller
which continue for a period of more than 30 days or are in excess of the normal, ordinary and usual requirements of the Business or at any excessive price;

                           (c) outstanding sales agreements, licenses,
maintenance agreements, commitments or proposals that continue for a period of more than 30 days;

                           (d) agreements or commitments with officers,
employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Seller on notice of not longer than 30 days and without liability, penalty or premium, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                           (e) employment agreement or commitment, or any other
agreement or commitment that contains any severance or termination pay liabilities or obligations;

                           (f) employee of Seller to whom it is paying
compensation at the annual rate of more than $30,000;

                           (g) agreement or commitment restricting Seller (or
its successor) from carrying on any business anywhere in the world;

                           (h) liability or obligation with respect to the
return of goods rejected by customers;

                           (i) security agreement, mortgage or other agreement
or commitment that creates or may create any Encumbrance on any of the Assets;

                           (j) agreement or commitment to make any capital
expenditures or to acquire any property or assets other than raw materials and supplies;

                           (k) distribution, sales agency or similar agreement;
or

                           (l) agreement or commitment having a remaining term
in excess of one year.

Seller has delivered to Buyer complete copies of all agreements listed on
Exhibit 4.15 as currently in effect.

                  4.16 Status of Agreements. Except as set forth in Exhibit 4.16, all contracts, agreements, commitments, plans, leases, policies and licenses included in the Assumed Liabilities are valid and in full force and effect; there are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by Seller, or to the best knowledge of Seller, any other party, thereunder; and copies thereof have been delivered to Buyer.

                  4.17 Customers and Suppliers. Exhibit 4.17 hereto sets forth a list of (a) the 10 largest (by dollar value) customers of Seller in the conduct of the Business in terms of sales during the twelve-month period ended March 31, 1999 and (b) the 10 largest (by dollar value) suppliers of Seller in the conduct of the Business in terms of purchases during the twelve-month period ended March 31, 1999. Except as set forth in such Exhibit 4.17, to Seller's knowledge, there has not been any material adverse change in the business relationships of Seller with any such customer, other than that which has occurred or may occur as a result of the intense local competition. Except as set forth in such Exhibit 4.17, no Related Party has been a supplier to or a customer of Seller in its conduct of the Business since April 1, 1998.

                  4.18 Labor Relations. Except as set forth in Exhibit 4.18 hereto, (i) Seller has no obligations under any collective bargaining agreement;
(ii) Seller, in the conduct of the Business, is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and equal pay; (iii) Seller is not and has not been engaged in any unfair labor practice; (iv) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; (v) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Seller; (vi) no representation question exists and, to the best of Seller's knowledge, since March 31, 1998, no union organizational activity has occurred respecting Seller's employees; (vii) Seller has not experienced in the conduct of the Business any strike, work stoppage or other labor difficulty since March 31, 1998; and (viii) no collective bargaining agreement relating to employees of Seller is currently being negotiated and no labor organization has been recognized as agent or representative for any group of employees in a unit appropriate for collective bargaining purposes.

                  4.19 Employee Benefit Plans. Except as set forth in Exhibit
4.19 hereto, Seller does not have, and none of its employees are covered by, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in section 3(3) of ERISA), whether formal or informal. Any employee benefit plan of Seller or to which it contributes which is subject to the provisions of the Employee Retirement Income Security Act is in compliance in all material respects with the provisions thereof and there is no unfunded liability with respect thereto.

                  4.20 Compliance with Law; Taxes. (a) Except as set forth in
Exhibit 4.20 hereto, (i) in its conduct of the Business, Seller has operated in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies having jurisdiction over it, including, without limitation, all such laws, regulations, directives, requirements, executive orders, interpretive bulletins and health and safety standards relating to antitrust, consumer protection, currency exchange, equal employment opportunity, nondiscrimination in employment, health, occupational health and safety, pension, immigration and securities matters; (ii) Seller has not since March 31, 1998 received any notification of any asserted present or past failure by Seller in its conduct of the Business to comply with any such law, rule, regulation or directive; (iii) Seller has all licenses, permits, orders or approvals from Governmental Bodies required for the conduct of the Business and is not in violation of any such license, permit, order or approval; and (iv) all such licenses, permits, orders and approvals are current, valid and in full force and effect, and no suspension or cancellation thereof has been threatened. Exhibit
4.20 hereto lists all such licenses, permits, orders and approvals which are material to the conduct of the Business.

                           (b) Seller has filed on a timely basis all Tax
Returns required pursuant to all applicable laws or regulations of each Governmental Body. Seller has paid all Taxes due pursuant to those Tax Returns, or pursuant to any assessment received by it. To the best of Seller's knowledge,
(i) there exists no existing or proposed tax assessment or tax audit against or affecting Seller; (ii) all Taxes that Seller has been required by law to withhold, deposit, or collect have been duly withheld, deposited, or collected and paid or will be paid to the proper Governmental Body; and (iii) all Tax Returns filed by Seller are true, correct and complete in all material respects. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are not tax liens (other than any lien for current taxes not yet due and payable) on any of the Assets.

                  4.21 Environmental Protection. Exhibit 4.21 hereto lists all permits, licenses and other authorizations which Seller has obtained to conduct the Business under all applicable laws, regulations and other requirements of Governmental Bodies relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic material or wastes (collectively, "Environmental Laws"). Except as set forth on such Exhibit 4.21, Seller is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations, and in the conduct of the Business Seller is also, in compliance in all material respects with all other requirements, limitations, restrictions, conditions, standards, prohibitions, obligations, schedules and timetables of or contained in Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth on such Exhibit 4.21, Seller has not received written notice from any Governmental Body of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste at or from the Real Property.

                  4.22 No Brokers or Finders. Neither Seller, nor any of its officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions.

                  4.23 Absence of Certain Commercial Practices. Seller in its conduct of the Business has not, and no director, officer, agent, employee or other Person acting on its behalf in its conduct of the Business has, (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier or governmental employee or official or any other Person who is or may be in a position to help or hinder Seller or assist Seller in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Seller, or which, if not continued in the future, might materially and adversely affect the business or prospects of Seller, or (b) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. Neither Seller nor any director, officer, agent, employee or other Person acting on its behalf in the conduct of the Business has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  4.24 Solvency. (a) Seller has not (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets or properties or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.

                           (b) Seller is Solvent.

                  4.25 No Other Agreement to Sell the Assets or Capital Stock of Seller. Other than as set forth in this Agreement, Seller has no legal obligation, absolute or contingent, to any Person to (a) sell any capital stock of Seller or, outside of the ordinary course of business, assets, or effect any merger, consolidation or other reorganization of Seller or (b) enter into any agreement with respect to any of the foregoing.

                  4.26 Key Employees. Exhibit 4.27 hereto lists each employee of Seller whose services are necessary to conduct the Business in all material respects as previously conducted. The performance by each of such employees of their duties will not violate any provision of any agreement to which any of such persons or Seller is a party or give use to any obligation or liability of Seller to any third party or limit in any way Seller's ability to conduct the Business. None of such key employees is engaged, directly or indirectly, or has any interest in any entity which competes with Seller.

                  4.27 Warranty Claims. Exhibit 4.28 hereto lists all open Warranty Claims of which Seller has received notice and the terms of any warranties and limitations thereon given by Seller with respect to the Products prior to the date hereof.

                  4.28 Representations Respecting The Northern Trust Company. In addition to the representations made elsewhere in this Agreement, including, without limitation, in Section 4 hereof, (i) all of the Assets will be acquired by Buyer free and clear of all Encumbrances of The Northern Trust Company ("Northern Trust"), (ii) Northern Trust has not demanded any security pursuant to any Application and Agreement for Irrevocable Letter of Credit and has not otherwise made any claim, orally or in writing, in any way respecting the Assets, or any portion thereof, (iii) Seller has not granted and will not grant at any time to Northern Trust any security interest or assignment in and to the Assets, or any portion thereof, and no financing statement under the Uniform Commercial Code which names Seller as the debtor and Northern Trust as secured party is or at any time will be on file in any jurisdiction with respect to any of the Assets, or any portion thereof, and (iv) Northern Trust does not and will not at any time have any security interests, liens, assignments in and to, and/or rights or claims in, the Assets, or any portion thereof.

                  4.29 Disclosure. Neither this Agreement nor in any Exhibit attached to this Agreement contains or will contain any untrue statement of a material fact omits to state any material fact necessary in order to make the statements made in the light of the circumstances under which they were made, when taken as a whole, not misleading.

         5. Representations and Warranties of Buyer.

                  Buyer represents and warrants to, and agrees with, Seller as follows:

                  5.1 Organization of Buyer; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Ohio, with full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action (including, but not limited to, approval by the Board of Directors) of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

                  5.2 No Conflict as to Buyer. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the performance of Buyer's obligations hereunder or thereunder will (a) violate any provision of the articles of incorporation or Code of Regulations of Buyer, (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

                  5.3 No Brokers or Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions.

         6. Conduct of Business by Seller. Prior to the Closing or termination of this Agreement, unless Buyer shall otherwise agree in writing or as otherwise contemplated by this Agreement, in the conduct of the Business and with respect to the Assets:

                           (a) Seller shall conduct its business only in the
ordinary and usual course consistent with past practices;

                           (b) Seller shall not (i) acquire any assets, other
than inventory and supplies in the ordinary course of business, (ii) dispose of any assets other than sales of inventory in the ordinary course of business,
(iii) enter into any other transaction other than in the ordinary course of business, or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                           (c) Seller shall endeavor in good faith to preserve
intact the business organization of Seller, to keep available the services of its present employees, and to preserve the good will of those having business relationships with it;

                           (d) Seller shall not, directly or indirectly,
encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person or other entity or group, other than to Buyer or pursuant to Section 7.4 hereof, concerning any merger, sale or lease of substantial assets, equity investment in Seller or similar transaction involving Seller; and Seller shall promptly notify Buyer of any proposal or offer to enter into any such transaction, or any inquiry or contact with any person with respect thereto and shall promptly furnish to Buyer any written material received by Seller relating to any of the foregoing;

                           (e) Seller shall not enter into any employment
agreement with any director, officer or employee of Seller or, otherwise than pursuant to policies of Seller in effect on the date hereof, grant any severance or termination pay to, or increase the compensation (including deferred compensation) of, any such person;

                           (f) Seller shall not, other than in the ordinary
course of business and consistent with past practices, adopt or amend to increase compensation or benefits payable under any collective bargaining, employment, bonus, incentive, compensation, profit-sharing, pension, retirement, severance, stock purchase, stock option, deferred compensation, hospitalization, group insurance, death benefit, disability, other fringe benefit or other plan, agreement, trust, fund or arrangement for the benefit of employees;

                           (g) Seller shall not amend or terminate any
employment or noncompetition agreement;

                           (h) Seller shall not enter into any sales or
maintenance contract or license (or group of contracts for the same customer), with a sales price in excess of $10,000 without Buyer's written consent, which shall not be unreasonably withheld or delayed; and

                           (i) Seller shall not, with the intent to breach
Sections 8 or 4 of this Agreement, or reckless disregard for the provisions thereof, take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would cause any conditions precedent set forth in Section 8 hereof not to be met or make any representation or warranty set forth in Section 4 hereof untrue or incomplete in any material respect.

         7. Additional Agreements.

                  7.1 Publicity. Prior to any public filing or announcement concerning any of the Contemplated Transactions,

Seller and Buyer shall discuss and coordinate with respect thereto.

                  7.2 Access to Information. Between the date of this Agreement and the Closing, Seller shall give Buyer and its respective authorized representatives reasonable access to all personnel, plants, offices, warehouses and other facilities and to all books and records of Seller and will permit Buyer to make such inspections as it may reasonably request and will cause its officers to furnish Seller with such financial and operating data and other information with respect to the business and properties of Buyer as Buyer may from time to time reasonably request.

                  7.3 Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and shall use all reasonable efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are in the opinion of Buyer or Seller necessary or desirable in connection with the Contemplated Transactions. Nothing in this Section 7.3 or Section 7.4 shall be deemed to require Buyer or Seller to make any payment to any third party (other than its accountants, counsel or other professional advisors) to obtain any consent from or action of any third party, except for payments required by contracts as in effect on the date hereof or incidental payments (such as the third party's legal and filing fees) to facilitate such consent or action. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

                  7.4 Obtaining Consents. Subject to Section 7.3 hereof, Seller shall use its best efforts to obtain the consents and approvals set forth in Exhibits 4.3 and 4.4 hereto on terms acceptable to Buyer. Until any consent listed in such Exhibits is obtained, at Buyer's request and direction, Seller shall act as Buyer's agent in order to obtain for Buyer the benefits under the contract, agreement, license or other obligation or instrument relating thereto as if such consent had been obtained.

                  7.5 Employees of Sellers; Employee Benefits.

                           (a) Buyer is under no legal obligation to employ any
personnel presently employed by Seller. Prior to the Closing Date, Buyer may offer employment to such persons currently employed by Seller as Buyer in it sole discretion shall determine. Buyer shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Buyer. All such offers of employment shall be on the terms and conditions established by Buyer and shall be contingent upon employment commencing with Buyer only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment by Buyer from accepting employment with Buyer.

                           (b) After the Closing Date, Seller shall pay directly
to each of its employees that is offered employment by Buyer and accepts such employment with Buyer, that portion of all benefits which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Buyer shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Buyer shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees of Seller, or to any fund, shall be paid by Seller within thirty (30) days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. All employees of Seller who are employed by Buyer on or after the Closing Date shall be new employees of Buyer and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other compensation or benefits, current or deferred, which Buyer may make available to its employees.

                           (c) Three employees which Buyer may employ must
remain in the employ of Seller until they receive their visas. If Buyer decides to hire these employees, it will reimburse Seller for their costs to Seller while they are employed by Seller. If Buyer decides to hire them, it will employ them as soon as permitted by the immigration laws.

                  7.6 Accounts Payable. Seller shall promptly pay when due in accordance with their terms any accounts payable incurred by it prior to the Closing relating to the Business, unless it disputes in good faith any such payment.

                  7.7 Supplemental Information. From time to time prior to the Closing, each party hereto shall promptly disclose in writing to the other party any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed to such other party.

                  7.8 Encumbrances. Seller shall obtain executed releases of all Encumbrances on the Assets, except Permitted Exceptions, in form to be recorded with all appropriate Governmental Bodies.

                  7.9 Noncompetition, Etc. Subject to the provisions of 7.9(f) below, Seller shall, and shall cause Robert B. Staib, William E. Staib, Robert ___. Squires and Harry O. Hefter (collectively the "Covenanting Person") to agree not to, directly or indirectly, for the benefit of Seller or any other person, either as principal, agent, manager, consultant, partner, owner, employee, distributor, dealer, representative, joint venturer, creditor or otherwise, do any of the following:

                           (a) For a period of three (3) years from the Closing,
Seller and the Covenanting Person shall not, directly or indirectly, for the benefit of Seller, the Covenanting Person or others, either as principal, agent, manager, consultant, partner, owner, employee, distributor, dealer, representative, joint venturer, creditor or otherwise, (i) engage in any work involving the acquisition, development, marketing, distribution, sale, licensing, maintenance or support of software products, services and related hardware that are competitive with the Assets sold under this Agreement within the continuous process material handling, melting, forming and processing industries, including but not limited to the ferrous, non-ferrous and glass production industries (the "Business"), in any geographic area where Buyer or its successor in interest conducts Business now or in the future; or (ii) the promotion, solicitation, attempt to solicit, license or sale in any geographic area where Buyer or its successor in interest conducts Business of any product or service in competition with the products or services of Buyer related to the Business.

                           (b) Solicitation of Customers. For a period of three
(3) years from the Closing, Covenanting Person shall not solicit, attempt to solicit, manage, maintain, sell or license software products, services and related hardware that are competitive with the software sold under this Agreement related to the Business to any Customer. For the purposes of this Agreement, "Customer" shall mean any person who is a Customer of Buyer or the Group as of the date of this Agreement, any person who has been a Customer of the Group or Buyer within two (2) years of the execution of this Agreement or becomes a Customer of

Buyer during the three (3) year period from the date of this Agreement.

                           (c) Non-Solicitation of Employees, etc. For a period
of three (3) years from the date of this Agreement, the Covenanting Person shall not, either directly or indirectly, solicit to hire or hire any current or past employees of the Group or Buyer, or any person who is or was in any way affiliated with the Group or Buyer.

                           (d) Restrictions, etc. The Covenanting Person
acknowledges that the Business of the Group and Buyer is international in scope, and the international scope is the reason for the geographic scope and/or duration of the restrictions on competition and solicitation provided in this Section. Satisfaction of the three (3) year period described in this Section shall be suspended during the time of any activity of the Covenanting Person prohibited by this Section. In the event a court grants injunctive relief to Buyer for a failure of the Covenanting Person to comply with the provisions contained in this Section, the non-competition period shall commence anew with the date such relief is granted.

                               The restrictions provided in this Section may be
enforced by Buyer, by an action at law, or in equity, including but not limited to, an action for injunction and/or an action for damages. It being expressly agreed that, in view of the general impracticability and impossibility of determining by compilation or legal proof, the exact amount of damages resulting to Buyer from a violation by the Covenanting Person of the provisions of this Section, liquidated damages are hereby fixed at Ten Thousand Dollars ($10,000.00) for violation of this Section, unless actual damages in excess of Ten Thousand Dollars ($10,000.00) are proved, in which case, the amount actually proved shall be assessed as damages.

                               The provisions of this Section constitute an
essential element of this Agreement, without which this Agreement would not have been effected by Buyer. The provisions of this Section shall survive the termination of any other obligation of the Covenanting Person under this Agreement for a period necessary to enforce its provisions. If the scope of any restriction contained in this Section is too broad to permit enforcement of such restriction to its fullest extent permitted by law, the Covenanting Person hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

                           (e) Proprietary Rights and Protection of Buyer's
Confidential Information. As used throughout this Agreement, the term "Proprietary Information" means any information acquired by the Covenanting Person during or as a result of past, present or future affiliation with or employment by Seller, which is not in the public domain and which relates to software products, services and related hardware that are competitive with the Assets sold under this Agreement for use in the Business, whether such information is patentable or unpatentable, copyrightable or uncopyrightable. Proprietary Information shall include but is not limited to: inventions, information of a technical nature such as trade secrets, "know-how", innovations, discoveries, formulae, research projects, software, source codes, object codes, software architecture, flow charts, software documentation, decision tables, test data, conversion programs, technical writings and confidential information of other parties which it provides to the Group or Buyer by any agreement by which the Group or Buyer has obligations to protect the confidentiality of same, matters of a business nature such as customer lists, customer and supplier marketing representatives requirements and preferences, costs, prices or license fees or maintenance fees or other financial information such as sale, profit, expenses, financial projections, financial goals, local, state and federal tax returns, litigation and compensation, personnel data, business plans and market research. All information disclosed to the Covenanting Person or to which the Covenanting Person obtains access during affiliation with or employment with the Group or Buyer shall be presumed to be Proprietary Information. The Covenanting Person acknowledges that he or it has had or will have access to and become familiar with this Proprietary Information and it is very valuable to Buyer. The Covenanting Person agrees not to disclose any of the Proprietary Information directly or indirectly to any person nor use it in any way, at any time, except as required in the course of his employment or affiliation with the Group or Buyer. All the Proprietary Information shall remain the exclusive property of Buyer and any Proprietary Information in the possession of the Covenanting Person at the end of his employment or affiliation with the Group or Buyer shall be returned to Buyer. Provided, however, information shall not be deemed to be Proprietary Information if it: (i) is or becomes known through no fault of the Covenanting Person to a third party; (ii) is learned by the Covenanting Person following his termination of employment or affiliation with the Group or Buyer; or (iii) is in the public domain.

                               The restrictions of this Section 7.9(e) shall be
a perpetual obligation of the Covenanting Person to keep the Proprietary Information confidential and the ownership of Proprietary Information inures solely to Buyer.

                           (f) The Covenant Not to Compete described in Section
7.9(a) hereof shall not prevent the Harry O. Hefter Group from manufacturing, selling or leasing its product known as CLERQ 2000.

         8. Conditions Precedent.

                  8.1 Conditions to Each Party's Obligation. The respective obligations of each party to this Agreement to consummate the Contemplated Transactions shall be subject to the following conditions:

                           (a) There is no suit, action or proceeding pending
or, to the knowledge of Buyer or Seller, threatened against either Buyer or Seller that seeks to prevent the consummation of any of Contemplated Transactions or to obtain substantial monetary payment as a result thereof nor shall any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction have been enacted, entered, issued, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits or restricts the consummation of the Contemplated Transactions.

                           (b) All material consents, approvals or
authorizations of, or declarations, filings or registrations with, any Governmental Body, including without limitation those referred to in Section 4.3 hereof, required in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions shall have been obtained.

                           (c) The Contemplated Transactions shall have been
approved by the holders of a majority of the outstanding shares of common stock, Convertible Series A Preferred Stock, Convertible Series B Preferred Stock and Convertible Series C Preferred Stock voting together as a single class on an as converted basis (excluding the stock held by the Staib family), and the holders of a majority in principal amount of Seller's 8.75% Senior Secured Debentures.

                           (d) All other material consents of any Person,
including without limitation those referred to in Section 4.4 hereof, necessary to the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, including but not limited to, consents from parties to the Assumed Liabilities shall have been obtained.

                  8.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Contemplated Transactions shall be further subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

                           (a) Seller shall have performed and complied in all
material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

                           (b) The representations and warranties of the Seller
contained in this Agreement were true and complete when made and are true and complete in all material respects at the Closing Date as if then made and Seller has performed in all material respects all obligations to be performed by it pursuant to this Agreement at or before the Closing.

                           (c) From the date hereof to Closing, Seller shall
have maintained its fixed assets consistent with its past practices and there shall have been no known material adverse change in the condition of such fixed assets, and Buyer shall have received a certificate from an officer of Seller to such effect.

                           (d) Seller shall have obtained executed releases of
all Encumbrances on the Assets in form suitable for recording with all of the appropriate Government Bodies.

                           (e) Seller has delivered all of the documents
described in Section 3.2 hereof, duly executed by duly authorized officers or persons.

                           (f) Buyer has consummated a transaction with DJJ for
an investment in Buyer or an entity controlled by Buyer and which has provided Buyer or such entity with enough money to make the Five Hundred Thousand Dollar ($500,000.00) payment at the Closing, the Two Hundred Fifty Thousand Dollar payment ($250,000.00) thirty (30) days after the Closing, and to fulfill Buyer's other obligations pursuant to this Agreement.

                           (g) Buyer has been able to employ all of the
employees of Seller it wishes to employ and to allow Buyer to operate the Business after the Closing.

                           (h) Buyer shall have completed its due diligence of
Seller and decided, in its sole discretion, to proceed with the Transaction.

                  8.3 Conditions to the Obligations of Seller. The obligations of the Seller to effect the Contemplated Transactions shall be further subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by the Seller:

                           (a) Buyer shall have performed and complied in all
material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

                           (b) The representations and warranties of Buyer
contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing, with the same force and effect as though made on and as of the Closing, except for changes permitted or contemplated by this Agreement.

         9. Termination and Waiver.

                  9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the stockholders of
Seller:

                           (a) by mutual consent of the Boards of Directors of
Seller and Buyer;

                           (b) by either Seller or Buyer if the Contemplated
Transactions shall not have been consummated by May 28, 1999 (the "Mandatory Termination Date") and such terminating party is not then in material breach of any provision of this Agreement; or

                           (c) by Buyer if it cannot consummate the transaction
with DJJ described in Section 8.2(f) hereof.

                  9.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement (other than Section 13.1 hereof, which shall remain in effect) shall forthwith become void and there shall be no further liability on the part of any of Seller, Buyer or their respective directors or officers, unless and to the extent such party is in breach of any provision of this Agreement at the time of such termination. The Confidentiality Agreement among the parties dated of even date herewith shall survive any such termination.

                  9.3 Waiver. At any time prior to the Mandatory Termination Date, Seller or Buyer, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

         10. Survival of Representations and Warranties; Indemnification.

                  10.1 Survival. All representations and warranties contained in this Agreement or in the certificate delivered pursuant to Section 3.2(f) hereof, except for any representations and warranties which Seller has identified to Buyer in writing prior to Closing as being untrue as of the Closing Date and Buyer has waived the existence thereof pursuant to Section 9.3 hereof, shall survive the Closing notwithstanding any investigation conducted, or knowledge acquired, with respect thereto, for a period of five years from the Closing Date, except that the representations and warranties set forth in
Section 4.20(b) (pertaining to taxes) shall survive the Closing Date for a period which terminates upon the lapse of the last statute of limitations that is applicable to the matters covered by such representations and warranties. All agreements contained in this Agreement shall survive the Closing without limitation.

                  10.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any loss, liability, claim, cost, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement as referenced in Section 10.1 hereof, or any actions, omissions or state of facts inconsistent with any such representation or warranty, if notice thereof is given by Buyer to Seller prior to the second anniversary of the Closing Date, (b) any failure by Seller to perform or comply with any agreement in this Agreement, (c) any Environmental Remediation, (d) Buyer's assumption of any liability pursuant to Section 1.7 hereof, (e) any other liability incurred by Seller prior to the Closing and not specifically assumed by Buyer hereunder, (f) any cost or expenses or liability incurred by Buyer to defend against claims of third persons related to the Assets, the Assumed Liabilities or its operation of the Business resulting from or arising out of the acts or omissions of Seller prior to or after the Closing,
(g) any costs and expenses incurred by Buyer resulting from or arising out of the Seller Obligations pursuant to Section 1.8 hereof, including, without limitation, any costs and expenses arising from contracts or agreements of Seller that are not being assumed by Buyer pursuant to the provisions hereof, and (h) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. Buyer shall have the right to deduct any Damages due to Seller from the Royalties due Seller pursuant to Section 1.6 hereof.

                  10.3 Limitation on Seller's Obligations. Seller shall be required to indemnify Buyer if and only to the extent Damages from the breach of the representations and warranties contained in Article 4 exceed Twenty Five Thousand Dollars ($25,000.00); provided, however, breaches of the representations and warranties contained in Section 4.28 are not subject to this limitation.

                  10.4 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, and shall reimburse Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, if notice thereof is given by Seller to Buyer prior to the second anniversary of the Closing Date, (b) any failure by Buyer to perform or comply with any agreement in this Agreement, (c) any liability arising from Buyer's conduct of the Business after the Closing, (d) any claim arising from Seller's actions as Buyer's agent pursuant to Section 7.4 hereof, or (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                  10.5 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2 or 10.4 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action,
(a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnified party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         10.6 Insurance. Neither Buyer nor Seller shall be deemed to have incurred Damages under this Article 10 if and to the extent that it receives any insurance proceeds with respect thereto.

         10.7 Exclusion. Nothing contained herein shall limit any Person's liability for fraud or for willful or intentional breach of a representation, warranty or covenant.

    11. Definitions.

         As used in this agreement, the following terms have the meanings specified or referred to in this Section 11.

         11.1 "Ancillary Agreements" -- The agreements described in Section 2.

         11.2 "Assets" -- See Section 1.2.

         11.3 "Assumed Liabilities" -- See Section 1.7.

         11.4 "Business" -- See the second paragraph of this Agreement.

         11.5 "Business Day" -- Any day that is not a Saturday or Sunday or a day on which banks located in the Cities of Toledo, Ohio or Cedar Rapids, Iowa are authorized or required to be closed.

         11.6 "Buyer" -- See the first paragraph of this Agreement.

         11.7 "Closing" -- See Section 3.1.

         11.8 "Closing Date" -- The date and time of the Closing.

         11.9 "Contemplated Transactions" -- The sale of the Assets by Seller to Buyer, the purchase of the Assets by Buyer from Seller, the assignment to, and the assumption of the Assumed Liabilities by, Buyer, performance of and compliance with all agreements contained in this Agreement and the Ancillary Agreements, and Buyer's exercise of control over the Assets.

         11.10 "Damages" -- See Section 10.2.

         11.11 "Encumbrance" -- Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership which is not a Permitted Exception.

         11.12 "Excluded Assets" -- See Section 1.3.

         11.13 "Governmental Body" -- Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

         11.14 "Inventory" -- See Section 1.2(b).

         11.15 "Mandatory Termination Date" -- See Section 9.1(b).

         11.16 "Permitted Exception" -- All of the following: (i) liens for current taxes not yet due and payable or which in good faith are being contested or litigated and which are not material to the particular Asset they encumber or to the Business; (ii) mechanics', carriers', workers', or other like liens which arose in the ordinary course of business securing obligations which are not material to the particular Asset such lien encumbers or to the Business (provided that Seller shall remain responsible for promptly discharging any obligations pertaining to any such liens and shall defend, indemnify and hold harmless Buyer from and against any Damages incurred by Buyer as a result thereof), (iii) matters that would be disclosed by an accurate survey on the ground of any tract of property relevant to the Assets; (iv) as of the Closing, restrictions or limitations on the use of any Asset imposed by any state, federal or local Governmental Body, restrictive covenants, rights-of-way and easements, other minor title defects, objections, and irregularities in title, none of which items individually or in the aggregate, have more than an immaterial effect on the value of such Asset or its present use by Seller.

         11.17 "Person" -- Any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

         11.18 "Price" -- See Section 1.5(a).

         11.19 "Related Party" -- (a) any individual who is a director or officer of Seller or who is an employee of Seller with aggregate compensation from it at an annual rate in excess of $50,000, (b) any Person that owns 10 percent or more of the outstanding equity securities of any class of Seller, (c) any member of the family (as defined in section 267(c)(4) of the Internal Revenue Code) of, or any individual who has the same home as, any individual (or the spouse of any such individual) described in clause (a) or (b) of this section, (d) any trust, estate or partnership of which an individual described in clause (a), (b) or (c) of this Section is a grantor, fiduciary, beneficiary or partner or (e) any Person (and any subsidiary of such a Person) of which one or more Persons described in clause (a), (b), (c) or (d) of this Section have either (i) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of at least 10 percent of the outstanding equity securities or at least 10 percent of the outstanding voting securities or (ii) the power to direct or to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         11.20 "Seller" -- See the first paragraph of this Agreement.

         11.21 "Solvent" -- (a) the assets and the property of Seller exceeds its liabilities (including contingent and unliquidated liabilities), (b) after giving effect to the

Contemplated Transactions, Seller will not be left with unreasonably small capital and (c) after giving effect to the Contemplated Transactions, Seller is able both to service and to pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

         11.22 "Taxes" -- All taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

         11.23 "Tax Returns" -- Any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

    12. Notices.

         All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

              (a) If to Buyer:

                  Systems Alternatives, Inc.
                  1705 Indian Wood Circle, Suite #100
                  Maumee, Ohio  43537
                  Telecopier No.:  (419) 891-1045
                  Attention:  John W. Underwood



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


                  with a copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  52 East Gay Street
                  P.O. Box 1008
                  Columbus, Ohio  43216-1008
                  Telecopier No.: (614) 464-6350
                  Attention:  George L. Jenkins, Esq.

             (b)  If to Seller:

                  Oakdale Research Park
                  2600 Crosspark Road
                  Coralsville, Iowa 52241
                  Telecopier No.: (319) 626-5001
                  Attention:  Robert Squires

                  with a copy to:

                  Oakdale Research Park
                  2600 Crosspark Road
                  Coralsville, Iowa 52241
                  Telecopier No.:  (319) 626-5001
                  Attention:  William E. McNally

    13. Miscellaneous.

         13.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

         13.2 Specific Performance. The parties acknowledge that the subject matter of this Agreement (i.e., the Business and the Assets) is unique and that no adequate remedy at law would be available for breach of this Agreement. Accordingly, each party agrees that the other party will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law; provided that specific performance will not be available against a party which is entitled to terminate this Agreement pursuant to Section 9.1 hereof.

         13.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

         13.4 Attorney's Fees. In any action or proceeding brought by a party to enforce any provision of this agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys' fees).

         13.5 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         13.6 Exclusive Agreement; Amendment. This Agreement, plus the Confidentiality Agreement and the Agreement Regarding Assumed Liabilities, supersedes all prior agreements among the parties, with respect to their subject matter, is intended (with the documents referred to herein) to be a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by Seller and Buyer.

         13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

         13.8 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Ohio, without regard to the conflicts of law principles thereof.

         13.9 Further Assurances. (a) From and after the Closing, each of the parties shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption, and take such other action, as the other may request, to carry out the Contemplated Transactions.

              (b) Without limiting any provision hereof, Seller hereby effective as at the Closing constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney for Seller, with full power of substitution, in the name of Buyer or in the name of Seller, but for the benefit of Buyer, (i) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, properties and Business to be sold and transferred or intended to be sold and transferred to Buyer as provided in this Agreement, to defend or compromise any and all actions, suits or proceedings in respect of any of the assets, properties and business to be so sold and transferred or intended so to be, and to do all such acts and things in relation thereto as Buyer shall deem advisable and (ii) to take all actions which reasonably may deem proper in order to provide for Buyer the benefits under any claims, contracts, licenses, leases, commitments, sales orders or purchase orders where any required consent of another party to the assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or by its subsequent dissolution or in any manner or for any reason. Buyer shall be entitled to retain for its own account any amounts collected pursuant to foregoing powers, including any amounts payable as interest in respect thereof.

         13.10 Assignment. Buyer may assign its rights, but not its obligations, under this Agreement to an affiliate. Buyer's obligations hereunder shall not be terminated or limited by its sale after the Closing Date of any or all of the Assets or Business or any merger, recapitalization or other reorganization of Buyer.

         13.11 Records. After the Closing, Seller and Buyer shall make available to the other on reasonable request and provide the other with reasonable access to personnel previously employed by Seller and to such books, records and computer data for that party as may be appropriate for use in connection with their respective tax returns, investigating and/or defending third-party claims and any claim relating to pre-existing Environmental Conditions and for all other reasonable uses. Subject to the provisions of this Section 13.11, such other party may make copies thereof. Such books and records relating to the Business or the Assets shall be retained in accordance with the holder's records retention policy, provided, however, thereafter any portion of such books and records may be destroyed in whole or in part, by the party in possession thereof upon thirty (30) days' notice to the other party, unless the party to whom such notice is given shall object, in which event the objecting party shall be given such records in lieu of destruction thereof. To the extent that any such books and records contain confidential information of either party, the other party shall maintain the confidentiality thereof as provided in the Confidentiality Agreement referred to in Section 13.6.

         13.12 Agreements Affecting DJJ. DJJ agrees to be bound and is hereby bound by, and entitled to the benefits of, the agreements concerning the payment of Royalties contained in Section 1.6 hereof. In the event of conflict between the provisions of the DJJ/Seller Agreements and the Royalty provisions set forth in Section 1.6 hereof, the Royalty provisions set forth in
Section 1.6 shall control.

         13.13 No Third Party Rights. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon, create or give to any person or entity other than the parties any rights or remedies hereunder or by reason hereof; the parties expressly agree that there are no intended or incidental third party beneficiaries to this Agreement; provided, however, that Buyer is expressly and intentionally made a third party beneficiary to all license agreements and other contracts and agreements that Buyer has elected at this time not to assume for purposes of enforcing, at Buyer's discretion (without any obligation of Buyer to do so), any rights of Seller under such contracts and agreements, including, without limitation, rights respecting protection of the Assets being sold to Buyer pursuant to this Agreement.

    IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement to be effective as of the date set forth in the introductory clause.

Attest: /s/  William E. McNally            NEURAL APPLICATIONS CORPORATION
       ---------------------------

By:   William E. McNally                   By: /s/  Robert A. Squires
   -------------------------------            ----------------------------------
Its:  Secretary                            Name:   Robert A. Squires
    ------------------------------              --------------------------------
                                           Title:  President
                                                 -------------------------------

Attest: /s/  J. Paul Trestan               SYSTEMS ALTERNATIVES, INC.
       ---------------------------

By:   J. Paul Trestan                      By: /s/  John W. Underwood
   -------------------------------            ----------------------------------
Its:  Chief Financial Officer              Name:   John W. Underwood
    ------------------------------              --------------------------------
                                           Title:  President
                                                 -------------------------------

Attest:                                    *THE DAVID J. JOSEPH COMPANY
       ---------------------------

By:                                        By: /s/  Benjamin M. Blemker
   -------------------------------            ----------------------------------
Its:                                       Name:   Benjamin M. Blemker
    ------------------------------              --------------------------------
                                           Title:  President - [illegible]
                                                 -------------------------------
                                                   Corp. V.P.
                                                 -------------------------------

                                           *Solely for purposes of Section
                                           13.12 hereof




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